Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Dale Parker, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Second Quarter and First Half Financial Results

  Second quarter revenue totaled nearly $6 million, up significantly from the prior quarter;
  Company focused on expense management reducing year-over-year expenses by more than 18 percent;
  Sold seven back office full-service solutions for both traffic and safety management;
  Introduced its first software-only product, CitySync Recognition as a Service (RaaS); and
  Investigation expenses were insignificant, continuing the dramatically declining trend seen in recent quarters.

Saint Paul, Minn., July 30, 2014 -- Image Sensing Systems, Inc. (NASDAQ: ISNS), today announced results for its second quarter ended June 30, 2014.

“This was an important quarter in positioning the company for the second half of the year, and beyond,” said Kris Tufto, Image Sensing Systems’ chief executive officer. “Second quarter revenue was impacted by timing and the Polish office closure. We also took major steps from a financial, operational and product perspective to take advantage of the opportunities that lie ahead of us.

“During the quarter, we were excited to introduce a product that expands our cloud offerings and provides organizations with a faster, and more accurate automated license plate recognition engine. Operationally, we reduced our expense base, creating a platform with scale and leverage. We also completed the consolidation of the Polish operations into our U.K. and Romanian offices and further resolved recent warranty issues. We enter the second half of 2014 confident that we will see improved performance as a result of the various steps we’ve taken year to date.”

Second Quarter Results:

Image Sensing’s 2014 second quarter revenue was $5.9 million, a 20 percent decrease from revenue of $7.5 million in the second quarter of 2013. Revenue from royalties was $3.3 million in the quarter, compared to $3.2 million in the second quarter of 2013. Product sales decreased to $2.7 million in the quarter, a 38 percent decrease from $4.3 million in the second quarter of 2013. Second quarter revenue included $1.2 million of worldwide sales for Autoscope® License Plate Recognition (LPR) products, compared to $2.9 million in the prior-year period. Autoscope Video product sales and royalties were $666,000 and $3.0 million, respectively, and Autoscope Radar product sales and royalties were $765,000 and $329,000 respectively, in the quarter. Product sales gross margin for the second quarter of 2014 was 37 percent, the same as the first quarter of 2014 and a decrease from the gross margin of 41 percent in the second quarter of 2013.

The Company’s net loss in the second quarter was $1.5 million, or $(0.31) per basic share, compared to a net loss of $1.7 million, or $(0.35) per share basis, in the second quarter of 2013. The second quarter 2014 net loss includes operating expenses of $5.8 million, a $1.3 million decrease from the second quarter of 2013. Included in the 2014 second quarter are $36,000 of expenses related to the previously disclosed investigation, which is a $1.1 million decrease compared to the second quarter of 2013.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

On a non-GAAP basis, excluding intangible asset amortization, costs of the investigation, and restructuring expense, for the applicable periods, net operating loss for the second quarter of 2014 was $1.1 million compared to net operating loss of $688,000 in the second quarter of 2013.

Year-to-Date Results:

The Company’s revenue for the first half of 2014 was $10.3 million, a 15 percent decrease from revenue of $12.1 million in the first half of 2013. Revenue from royalties was $5.7 million in the first six months of 2014, compared to $5.8 million in the same period in 2013. Product sales decreased to $4.5 million in the first half of 2014, a 28 percent decrease from $6.3 million in the first half of 2013. Revenue for the first six months of 2014 included $2.3 million of worldwide sales for Autoscope® License Plate Recognition (LPR) products, compared to $3.8 million in the prior-year period. Autoscope Video product sales and royalties were $803,000 and $5.0 million, respectively, and Autoscope Radar product sales and royalties were $1.5 million and $707,000 respectively, in the first half. Product sales gross margin for the first half of 2014 was 37 percent.

The Company’s net loss for the first six months of 2014 was $5.3 million, or $(1.06) per basic share, compared to a net loss of $3.2 million, or $(0.65) per share basis, in the first six months of 2013. The first half 2014 net loss includes operating expenses of $12.7 million, a $900,000 decrease from the first half of 2013. Included in the 2014 first half are $152,000 of expenses related to the previously disclosed investigation, which is a $2.6 million decrease compared to the first half of 2013.

As previously disclosed, the Company completed plans to close the office in Poland and transition affected operations to other jurisdictions. As a result, $460,000 of restructuring expense was incurred in the first quarter of 2014.

On a non-GAAP basis, excluding intangible asset amortization, costs of the investigation, and restructuring expense, for the applicable periods, net operating loss for the first half of 2014 was $3.9 million compared to net operating loss of $1.7 million in the first half of 2013.

Investigation Matter

As was previously disclosed, the investigation is ongoing and the Company continues to cooperate with authorities. The Company is presently unable to determine the likely outcome or range of loss, if any, or predict with certainty the timeline for resolution of these matters.

Second Quarter Conference Call and Replay

Image Sensing System’s second quarter earnings conference call will start at 3:45 p.m. Central today. To participate, dial 1-888-397-5352 and reference conference ID 2316131. Please dial in at least 10 minutes prior to the call. The conference call will be archived on the company’s web site. A replay of the second quarter conference call will be available beginning at 6:45 p.m. central time today and can be heard for one week at 1-888-203-1112 and providing the conference ID: 2316131.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS), security, police and parking professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including LPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 filed in March 2014.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
	2014	2013	2014	2013
Revenue
Royalties	$3,287	$3,197	$5,711	$5,766
Product sales	2,651	4,271	4,549	6,316
	5,938	7,468	10,260	12,082
Cost of revenue	1,675	2,505	2,880	3,567
Gross profit	4,263	4,963	7,380	8,515

Operating expenses
Selling, marketing and product support	2,471	2,703	5,191	4,753
General and administrative	1,498	1,592	2,870	2,962
Research and development	1,423	1,356	3,239	2,487
Investigation matter	36	1,129	152	2,738
Amortization of intangible assets	393	340	782	681
Restructuring charges	—	—	460	—
	5,821	7,120	12,694	13,621
Loss from operations	(1,558)	(2,157)	(5,314)	(5,106)
Other income (expense)	15	(4)	14	(2)
Loss before income taxes	(1,543)	(2,161)	(5,300)	(5,108)
Income tax benefit	(10)	(415)	(10)	(1,909)
Net loss	$(1,533)	$(1,746)	$(5,290)	$(3,199)

Basic net loss per share	$(0.31)	$(0.35)	$(1.06)	$(0.65)
Diluted net loss per share	$(0.31)	$(0.35)	$(1.06)	$(0.65)

Weighted shares – basic	4,980	4,967	4,978	4,939
Weighted shares – diluted	4,980	4,967	4,978	4,939

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$2,576	$3,564
Investments	—	2,639
Receivables, net	4,986	5,252
Inventories	3,569	3,589
Other current assets	1,231	1,414
	12,362	16,458
Property and equipment, net	906	1,025
Other assets	300	300
Deferred taxes	139	139
Intangible assets, net	5,763	6,463
	$19,470	$24,385
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$3,210	$2,409
Accrued compensation	707	1,202
Warranty and other current liabilities	1,640	1,959
	5,557	5,570
Deferred taxes and other long-term liabilities	287	301
Shareholders’ equity	13,626	18,514
	$19,470	$24,385

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six-Month Period Ended June 30,
	2014	2013
Operating activities
Net loss	$(5,290)	$(3,199)
Adjustments to reconcile net loss to net cash provided by (used in) operations
Depreciation and amortization	1,080	1,113
Stock option expense	186	86
Changes in operating assets and liabilities	440	(839)
Net cash used in operating activities	(3,584)	(2,839)

Investing activities
Sales of investments, net	2,639	422
Purchases of property and equipment, net of disposals	(196)	(239)
Capitalized software development costs	(42)	(459)
Purchase of other investments and intangible assets	—	(300)
Net cash provided by (used in) investing activities	2,401	(576)

Financing activities
Proceeds from exercise of stock options	—	9
Net cash provided by financing activities	—	9

Effect of exchange rate changes on cash	195	(185)

Decrease in cash and cash equivalents	(988)	(3,591)
Cash and cash equivalents, beginning of year	3,564	8,334
Cash and cash equivalents, end of year	$2,576	$4,743

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Image Sensing Systems, Inc.

Non-GAAP Loss from Operations

(in thousands)

(unaudited)

We define Non-GAAP Loss from Operations as loss from operations before amortization of intangible assets, investigation matter expense, and restructuring expense for the applicable periods. Management believes Non-GAAP Loss from Operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of Non-GAAP Loss from Operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles Non-GAAP Loss from Operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
	2014	2013	2014	2013
Loss from operations	$(1,558)	$(2,157)	$(5,314)	$(5,106)
Amortization of intangible assets	393	340	782	681
Investigation matter	36	1,129	152	2,738
Restructuring charges	—	—	460	—
Non-GAAP loss from operations	$(1,129)	$(688)	$(3,920)	$(1,687)

Note – Our calculation of Non-GAAP Loss from Operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data. However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.